UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 23, 2010

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona	85008
(Address of principal executive offices)	(Zip Code)

602-244-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) – (d) Not applicable

(e) On February 23, 2010, the Compensation Committee of the Board of Directors of ON Semiconductor Corporation (“Corporation”) increased target and maximum cash bonus award opportunities to certain of our employees, including certain of our “named executive officers” identified in the Corporation’s 2009 annual meeting of stockholders proxy statement, under the Corporation’s semi-annual cash incentive program for the first half of 2010 (“Bonus Program”). The prior award opportunities, information regarding the performance metrics and other information on the Bonus Program were previously disclosed in the Corporation’s Form 8-K filed on February 9, 2010 with the Securities and Exchange Commission.

In particular, the target and maximum award opportunities for the first half of 2010 under the Bonus Program (expressed as a percentage of the officer’s base salary) for the following named executive officers have increased as follows: Keith D. Jackson, President and Chief Executive Officer—target increased by 5% to 130% and maximum increased by 10% to 260%; Donald Colvin, Executive Vice President, Chief Financial Officer and Treasurer—target increased by 5% to 80% and maximum increased by 10% to 160%; Robert Mahoney, Executive Vice President, Sales and Marketing—target increased by 5% to 80% and maximum increased by 10% to 160%; and W. John Nelson, Executive Vice President, Chief Operating Officer and Chief Environmental Officer—target increased by 5% to 80% and maximum increased by 10% to 160%. The Bonus Program was set up under the previously disclosed terms and conditions of the Corporation’s 2007 Executive Incentive Plan (the “EIP”) and any cash awards under the Bonus Program are expected to be paid out under the EIP. Under the EIP, the amount and payment of the actual award, if any, to each participant is in the discretion of the Compensation Committee.

(f) Not applicable.

Item 8.01.	Other Events.

On February 24, 2010, the Board of Directors established Tuesday, May 18, 2010 as the date for the Corporation’s 2010 Annual Meeting of Stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: February 26, 2010	By:	/s/ KEITH JACKSON
	Name:	Keith Jackson
	Title:	President and Chief Executive Officer

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